Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

IGI Laboratories, Inc. and Subsidiaries

We hereby consent to the incorporation by reference in this prospectus constituting a part of the Registration Statement on Form S-3 our report dated March 30, 2010 relating to the consolidated balance sheet of IGI Laboratories, Inc. and Subsidiaries as of December 31, 2009 and the related consolidated statements of operations, cash flows and stockholders’ equity for the year then ended, which appears in the December 31, 2010 Annual Report on Form 10-K of IGI Laboratories, Inc. and Subsidiaries.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Amper, Politziner & Mattia, LLP

April 20, 2011

Edison, New Jersey